Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statements of Additional Information of Fidelity Investment Trust, which is included in Post-Effective Amendment No. 92 to the Registration Statement No. 811-04008 on Form N-1A of Fidelity International Small Cap Opportunities Fund.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
July 19, 2005